U.S. SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act 1940
Form 3

------------------------------------------------------------------------------------------------------------------------------------
| .Name and Address of Reporting Person* |2.Date of Event     |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  |                                                                 |
|  Wells           Donald   Jackson      |  (Month/Day/Year)     |  NetParts.com, Inc.                                             |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)|                       |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |      08/25/2000       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
|  3131 S.W. Freeway #46                 |                       |                                       |                         |
|                                        |-----------------------|xx Director             10% Owner      |         /  /            |
|                                        |3.IRS or Soc. Sec. No. |---                  ---               |-------------------------|
|----------------------------------------|  of Reporting Person  |                                       |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          |   Officer              Other          |  Group Filing           |
|                                        |                       |---(give title below)---(Specify below)|  (Check Applicable Line)|
|                                        |                       |                                       |XX  Form filed by One    |
|  Houston, TX       77098               |       N/A             |                                       |--- Reporting Person     |
|                                        |                       |   President                           |    Form filed by More   |
|                                      1 |                       |                                       |--- than Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|      Common Stock                        |       100,000               |      D       |               N/A                        |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v)
(Over)
Potential persons who are to respond to the collection of information
contained in this form are not required    SEC 1473 (7-97)
to respond unless the form displays a currently valid OMB control number.

TABLE II - Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible security)

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|1.Title of Derivative     |2.Date Exercisable    |3.Title and Amount of Underlying      |4.Conversion |5.Ownership|6.Nature of    |
|  Security (Instr. 4)     |  and Expiration      |  Derivative Security (Instr. 4)      |  or         |  Form of  |  Indirect     |
|                          |  Date                |                                      |  Exercise   |  Deriv-   |  Beneficial   |
|                          |  (Month/Day/Year)    |                                      |  Price of   |  ative    |  Ownership    |
|                          |----------------------|--------------------------------------|  Derivative |  Security:|  (Instr. 5)   |
|                          |Date       |Expiration|                            |Amount or|  Security   |  Direct   |               |
|                          |Exercisable|Date      |           Title            |Number   |             |  (D) or   |               |
|                          |           |          |                            |of Shares|             |  Indirect |               |
|                          |           |          |                            |         |             |  (I)      |               |
|                          |           |          |                            |         |             |  (Instr.5)|               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|      N/A                 |    N/A    |    N/A   |        N/A                 |    N/A  |     N/A     |    N/A    |    N/A        |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|                          |   /  /    |  /  /    |                            |         |             |           |               |
|                          |           |          |                            |         |             |           |               |
|----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

/s/   Donald Jackson Wells                    01/12/2000
--------------------------------------------  ----------
**Signature of Reporting Person                   Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number. SEC 1473 (7-97)

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